 AMENDED and RESTATED

MANAGEMENT CONTRACT

between

FIDELITY ABERDEEN STREET TRUST

 FIDELITY FREEDOM 2010 FUND
and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

AGREEMENT AMENDED and RESTATED as of this 1st day of January 2020, by and between Fidelity Aberdeen Street Trust, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (hereinafter called the “Trust”), on behalf of Fidelity Freedom 2010 Fund, (hereinafter called the “Fund”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (hereinafter called the “Adviser”) as set forth in its entirety below.

1.

(a)

Investment Advisory Services.  The Adviser undertakes to act as investment adviser of the Fund and shall, subject to the supervision of the Trust’s Board of Trustees, direct the investments of the Fund in accordance with the investment objective, policies and limitations as provided in the Fund’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the “1940 Act”), and such other limitations as the Fund may impose by notice in writing to the Adviser.  The Adviser shall also furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund; and shall pay the salaries and fees of all officers of the Trust, of all Trustees of the Trust who are “interested persons” of the Trust or of the Adviser and of all personnel of the Trust or the Adviser performing services relating to research, statistical and investment activities.  The Adviser is authorized, in its discretion and without prior consultation with the Fund, to allocate the Fund’s assets among the various underlying Fidelity funds in which the Fund may invest and to otherwise buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund as permitted under the Fund’s investment policies. The Adviser shall from time to time make recommendations to the Trust’s Board of Trustees with respect to the Fund’s investment policies provided that the investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of the Trust’s Board of Trustees.

(b)

Management Services.  The Adviser shall perform (or arrange for the performance by its affiliates of) the management and administrative services necessary for the operation of the Trust.  The Adviser shall, subject to the supervision of the Board of Trustees, perform various services for the Fund, including but not limited to: (i) providing the Fund with office space, equipment and facilities (which may be its own) for maintaining its organization; (ii) on behalf of the Fund, supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; (iii) preparing all general shareholder communications, including shareholder reports; (iv) conducting shareholder relations; (v) maintaining the Trust’s existence and its records; (vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Fund’s shares under federal and state law; and (vii) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Trust as the Trust’s Board of Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

(c)

The Adviser undertakes to pay, either itself or through an affiliated company, all expenses involved in the operation of the Fund, except the following, which shall be paid by the Fund:  (i) taxes; (ii) the fees and expenses of all Trustees of the Trust who are not “interested persons” of the Trust or of the Adviser; (iii) interest expenses with respect to borrowings by the Fund; (iv) Rule 12b-1 fees, if any; (v) expenses of printing and mailing proxy materials to shareholders of the Fund; (vi) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; and (vii) such non-recurring and/or extraordinary expenses as may arise, including actions, suits or proceedings to which the Fund is or is threatened to be a party and the legal obligation that the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto.  The Fund shall pay its non-operating expenses, including brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable.  It is understood that service charges billed directly to shareholders of the Fund, including charges for exchanges, redemptions, sub-accounting or other services, shall not be payable by the Adviser, but may be received and retained by the Adviser or its affiliates.

(d)

The Adviser, either itself or through an affiliated company or through the Fund’s custodian, shall place all orders for the purchase and sale of Fidelity mutual fund shares for the Fund’s account with such underlying funds’ transfer agents.  With respect to portfolio securities other than Fidelity mutual fund shares, the Adviser, either itself or through an affiliated company, shall place all purchase and sale orders for the Fund’s account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser.  The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received.  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion.  The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer.  This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion.  The Trustees of the Trust shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

The Adviser shall, in acting hereunder, be an independent contractor.  The Adviser shall not be an agent of the Fund.

2.

It is understood that the Trustees, officers and shareholders of the Trust are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser are or may be or become similarly interested in the Trust, and that the Adviser may be or become interested in the Trust as a shareholder or otherwise.

3.

For the services and facilities to be furnished hereunder, the Adviser shall receive a monthly management fee, payable monthly by each class of the Fund as soon as practicable after the last day of each month, at the annual rate for each class set forth in Schedule A of the average daily net assets of the class (computed in the manner set forth in the Trust’s Trust Instrument) throughout the month; provided that the fee for each class, so computed, shall be reduced by the compensation, including reimbursement of expenses, paid by the Fund to those Trustees who are not “interested persons” of the Trust or the Adviser.

 In case of initiation or termination of this Contract during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business days it is so in effect for that month.

4.

The services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Fund hereunder.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

5.

(a)

Subject to prior termination as provided in sub-paragraph (d) of this paragraph 5, this Contract shall continue in force until September 30, 2020, and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund.

(b)

This Contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 5, the terms of any continuance or modification of this Contract must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d)

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Contract, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or with respect to the Fund by vote of a majority of the outstanding voting securities of the Fund.  This Contract shall terminate automatically in the event of its assignment.

(e)

In the event that the Fund shall issue any additional classes of shares, Schedule A of this Contract may be modified by mutual consent of the parties to set forth the management fee to be paid to the Adviser with respect to those additional classes of shares.

6.

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Trust Instrument or other organizational documents and agrees that the obligations assumed by the Trust pursuant to this Contract shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other Funds of the Trust.  In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee.  The Adviser understands that the rights and obligations of any Fund under the Trust Instrument or other organizational documents are separate and distinct from those of any and all other Funds.

7.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY ABERDEEN STREET TRUST on behalf of FIDELITY FREEDOM 2010 FUND

By	/s/Laura M. Del Prato
Laura M. Del Prato
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By	/s/Christopher J. Rimmer
Christopher J. Rimmer
Treasurer